Exhibit 10.6

First Amendment to Form of Investment Management Trust Agreement

This Amendment, entered into and effective as of May 20, 2024, (“First Amendment”) is made to that Form of Investment Management Trust Agreement (the “Agreement”), by and among Fortune Rise Acquisition Corporation (the “Company”), and Wilmington Trust, National Association (the “Trustee”, together with the Company the “Parties”). Capitalized terms used but not defined herein shall have the meaning ascribed to them in the Agreement.

WHEREAS, pursuant to Section 1(c) of the Agreement, the Company is permitted to direct the Trustee to invest the Property in United States government securities; and

WHEREAS the Company wishes to amend the Agreement to permit the Trustee to invest the Property in the M&T Bank Corporate Deposit Account.

NOWTHEREFORE, in exchange for good and valuable consideration, the sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.	Investment. Section 1(c) shall be removed in its entirety and replaced with the following:

“(c) The Trustee shall invest the cash portion of the Property, including any and all interest and investment income in the M&T Bank Corporate Deposit Account, which is further described herein on Exhibit E. Any investment earnings and income on the Property shall become part of the Property and shall be disbursed in accordance with the provisions of this Agreement. The Trustee is hereby authorized and directed to sell or redeem any such investments as it deems necessary to make any payments or distributions required under this Agreement. The Trustee shall have no responsibility or liability for any loss which may result from any investment or sale of investment made pursuant to this Agreement. The Trustee is hereby authorized, in making or disposing of any investment permitted by this Agreement, to deal with itself (in its individual capacity) or with any one or more of its affiliates, whether it or any such affiliate is acting as agent of the Trustee or for any third person or dealing as principal for its own account. The Parties acknowledge that the Trustee is not providing investment supervision, recommendations, or advice.”

2.	Exhibit E. The Exhibit A attached hereto shall be appended to the Agreement as Exhibit E.

3.	Income Tax Reporting. The following shall be added as a new Section 1(n):

“(n) The Company agrees that, for tax reporting purposes, all interest and other income from investment of the Property shall, as of the end of each calendar year and to the extent required by the Internal Revenue Code of 1986, as amended (the “Code”), be reported as having been earned by the Company, whether or not such income was disbursed during such calendar year. The Trustee shall be deemed the payor of any interest or other income paid upon investment of the Property for purposes of performing tax reporting. The Company agrees to indemnify, defend and hold harmless the Trustee from and against any tax, late penalty, interest, penalty or the cost or expenses that may be assed against the Trustee with respect to the funds deposited under this Agreement unless such tax, late payment, interest, penalty or other cost or expense was finally adjudicated by a court of competent jurisdiction to have been directly caused by the gross negligence or willful misconduct of the Trustee.”

4.	Entire Agreement. Except as expertly amended by this First Amendment, the terms and provisions of the Agreement shall remain in full force and effect.

[Signature Pages to Follow]

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IN WITNESS WHEREOF, the Parties hereto have caused this First Amendment to be duly executed as of the date written above.

COMPANY
Fortune Rise Acquisition Corporation

By: /s/ Ronald Pollack_______
Name: Ronald Pollack
Title: Chairman

TRUSTEE
Wilmington Trust, NA

By: /s/ Amy M. Kohr________
Name: Amy M. Kohr
Title: Assistant Vice President

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